UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 7, 2007

MORNINGSTAR, INC.

(Exact name of registrant as specified in its charter)

Illinois	000-51280	36-3297908
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

	225 West Wacker Drive Chicago, Illinois	60606
	(Address of principal executive offices)	(Zip Code)

(312) 696-6000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.       Regulation FD Disclosure.

The following information is included in this Current Report on Form 8-K as a result of Morningstar, Inc.’s policy regarding public disclosure of corporate information. Answers to additional inquiries, if any, that comply with this policy are scheduled to become available on October 5, 2007.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This current report on Form 8-K contains forward-looking statements.  These statements relate to future events or to future financial performance and involve known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements.  In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue” or the negative of these terms or other comparable terminology.  You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control and that could materially affect actual results, levels of activity, performance, or achievements.

Other factors that could materially affect actual results, levels of activity, performance, or achievements can be found in Morningstar’s other filings with the Securities and Exchange Commission, including Morningstar’s Annual Report on Form 10-K for the year ended December 31, 2006.  If any of these risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary significantly from what we projected.  Any forward-looking statement you read in this current report on Form 8-K reflects our current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to our operations, results of operations, growth strategy, and liquidity.  We assume no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise.

Investor Questions and Answers: September 2007

We plan to make written responses available addressing investor questions about our business on the first Friday of every month. The following answers respond to selected questions received through September 5, 2007. We intend to answer as many questions as time allows, although we will not answer product support questions through this channel. We may wait to respond to a given question until the following month if we need more time to research the answer.

If you would like to submit a question, please send an e-mail to investors@morningstar.com, contact us via fax at 312-696-6009, or write to us at the following address:

Morningstar, Inc.
Investor Relations
225 West Wacker Drive
Chicago, IL 60606

Operating Margin and Profitability

1.              How would you characterize the normal level for operating margin in your businesses—clearly they have been improving the last several years.  How much more room you think is there to improve?

We’ve been asked this question before, and we can’t really answer it because we don’t give financial forecasts. In general, we believe that our business model has some inherent operating leverage, which we expect to realize over longer periods. To the extent that we’re successful in increasing revenue from our existing business and developing new business areas, we believe our costs should grow at a slower pace and lead to continued improvements in our operating margin.

Technology Platforms and Investment

2.              Do you think that there is a point in your growth where you would need to ramp up investments due to capacity constraints and/or technological improvements in storage, operating platform etc.  If that’s the case when do you think you’ll get there and what kind of investments do you foresee.

We actually make fairly significant investments in technology all the time. We replace old hardware on an ongoing basis and retain very little equipment for more than four years. Over the past year, we’ve continued to invest in consolidated storage and upgrades to our information technology infrastructure to provide greater flexibility and redundancy throughout our operations. We feel the level of our spending has been adequate to keep pace with changing technology and at the same time keep us operating efficiently. Rather than make a large bet on a single platform or technology at one point in time, we prefer to reduce risk by making steady improvements and investing in proven innovations.

Looking forward, we’re very encouraged by initial results in wide area network acceleration devices, which improve performance on global networks like our own. We expect to make a sizable investment there in the coming year.

3.              How rapidly does technology change in your business?  Are the changes mostly front-end?  At what point do integrating newer front-end systems and products to relatively older databases become inefficient that you need to upgrade the older systems?

As with any technology-driven company, the tools we use change on an almost constant basis. We’ve learned some important lessons from our experience internally and from integrating recent acquisitions. Importantly, we’ve learned that an imbalanced focus on the front end of an application and neglect of the database behind it can produce a crippled, unmanageable system. We always try to take a holistic approach to application design and development that includes back-end considerations for any front-end change. As technology changes and we feel the need to adapt, we review our system designs from end to end.

Capital Spending

4.              Could you break out the capital expenditure components broadly, for example what proportion is typically technology (hardware and software) and how much is others. CAPEX has declined from $7.7 mil. to $4.7 mil. between 2004 and 2006—seems a little odd—given how fast the businesses are growing we would have expected a healthy increase in CAPEX.  Do you think that you are investing adequately in your businesses?  How much of the lower CAPEX is due to the fact that you have been actively acquiring and hence less need to build own systems?

Most of our capital expenditures tend to be either related to our facilities (leasehold improvements and construction costs) or technology equipment. Facility-related costs have typically made up at least a third of our capital spending, with the remainder generated by technology equipment and other areas. In some cases, we capitalize internal costs such as salaries and related expenses that are associated with major software development projects.

There are a few reasons behind the decline in capex between 2004 and 2006. In 2004, we had a much higher capitalized product development expense because at that time we were undertaking significant development work on Morningstar Advisor Workstation and Morningstar Direct. After these projects were placed into service, we began expensing these costs as incurred. In 2005, we had heavier spending than usual for leasehold improvements, which were mainly for our European headquarters based in London. We had lower capital spending in 2006 partly because these two factors declined from previous levels. In addition, we spent less on computer equipment in 2006 after making numerous upgrades and new purchases over the previous two years.

As we mentioned in our responses to questions #2 and #3, we make investments in technology on an ongoing basis. We try to be judicious in our spending but also believe it’s critically important to continue investing in new technology, which we’ve continued to do.

Looking forward, we’ve previously stated that we anticipate that our capital expenditures in 2007 will be approximately $12 million mainly for leasehold improvements for our new office space in Canada, Australia, and Europe; computer equipment; and design and architectural fees related to the planned office space for our new corporate headquarters and U.S. operations. We anticipate that in 2008 our capital expenditures will be significantly higher than in previous years primarily because of construction costs for our new corporate headquarters in Chicago.

Capital Allocation

5.              What is your policy on capital management?  Seems like it’s all about acquisitions—is that a fair statement?  Have you ever bought back shares?  Do you have a repurchase authorization in place?

We have made several acquisitions over the past couple of years, but we may also consider allocating capital to other areas. After funding our organic growth and capital expenditures, there are three major areas where we can allocate our remaining cash flow: (1) acquisitions, (2) share buybacks, and/or (3) dividends.

We’ve been a public company since May 2005 and haven’t repurchased any shares to date. Although we may consider buybacks in the future, we don’t currently have a repurchase authorization in place.

Acquisitions

6.              While I understand that pricing in various acquisitions depends on several factors what in your opinion is the typical (average) value at which businesses are sold in the financial technology space, broadly speaking.

Based on information published by SNL Financial, the median deal value was about 2.2 times sales for financial technology acquisitions announced in 2006. If you look at market valuations for publicly traded stocks in the same area, the typical company trades in the public markets at roughly three or four times sales based on information published by WR Hambrecht + Co.

7.              What would be the deal metrics say for example in your acquisition of the Mutual Fund data business from McGraw-Hill, say in terms of multiples of sales, earnings etc?

We paid $55 million in cash plus an estimated $2.6 million in post-closing adjustments (net of acquired cash) and estimated transaction costs for our acquisition of Standard & Poor’s mutual fund data business.  McGraw-Hill, which owns Standard & Poor’s, does not publicly disclose the revenue produced by its various business units, so we can’t give any additional information about the purchase price relative to sales or earnings.

8.              How do you disclose growth ex. acquisitions—do you include deals in organic growth after a year?

Yes. We include revenue from acquisitions closed during the previous 12-month period as part of our revenue from acquisitions. After that period, we consider the acquired operations part of our organic revenue stream.

Standard & Poor’s Mutual Fund Data Business

9.              Have you begun to cut costs at the S&P mutual fund business that you acquired?  When do you expect to see this business fully integrated?

Yes, we have started to reduce costs for the mutual fund data operations we acquired from Standard & Poor’s in March 2007. We closed S&P’s U.S. data operations in Des Moines and migrated the operation’s data processing and client delivery to Morningstar processes in June. In July, we completed the database integration. There are still some remaining cost overlaps related to facilities outside of the United States, which we expect to end by early 2008.

Revenue Growth in Advisor and Individual Segments

10.       Revenue growth (ex. acquisitions) seems to have steadily declined in the Individual and Advisor segments over the last few quarters.  What would you attribute that to?  How much is it just a function of size—as you are growing the growth rate inevitably slows at some point.

We have seen some slowing in organic growth rates for these two segments over the past few quarters. We’d attribute this mainly to the law of large numbers. Now that we’ve ramped up our revenue base for these segments, each dollar of increased revenue translates into lower percentage gains. This hasn’t been as apparent in the Institutional segment because revenue growth for Investment Consulting and other key products has been very high.

Insider Selling

11.       I understand that Mr. Mansueto plans on selling 4% of his holdings each year.  Is that 4% of his balance holding left each year?  Can you provide some details on how the plan works—are the sales done through several months or are they more concentrated? Can you tell me how much his holding has reduced over the last few years?

Joe plans to sell about 1% of his shares each quarter (translating into roughly 4% per year) and has established a 10b5-1 sales program as a mechanism for making these regular stock sales. The 4% figure is based on his share ownership as of the end of the previous year, so that the total number of shares sold each year should decline. The shares are sold a few times per week over the course of the plan.

Joe initially put this plan in place in mid-2006. During 2006, he sold about 700,000 shares, reducing his total ownership stake in Morningstar from 30 million shares to 29.3 million shares. The 10b5-1 plan Joe has in place for 2007 provides for selling up to an additional 1,180,000 shares, which would give him a projected beneficial ownership of 28,109,700 shares at the end of 2007.

Equity Compensation

12.       What proportion of employees is eligible to receive stock options?  Is it used company wide as an incentive tool?  Also, I do see that you issue restricted stock.  Are you moving away from stock options to restricted stock?

All of our full-time employees are eligible to participate in our equity incentive plans, which we view as an important component of employee compensation. Before 2006, we issued stock options as part of our annual equity grants. Beginning in May 2006, we began issuing restricted stock in lieu of stock options. We are currently using restricted stock units for the majority of our equity grants.

Joe Mansueto does not participate in our equity incentive plans or receive equity grants.

Client Base

13.       Could you highlight your client proportion by type i.e. banks, prime brokers etc.  particularly in the Advisor and Institutional segments?  Is there a certain sweet spot in terms of potential client size that you target in your sales efforts?

Looking at the larger enterprise agreements handled by our strategic account managers, the biggest component of our current business base is with insurance companies, followed by broker-dealers and mutual fund companies. In addition, we have many large relationships with media companies.

We don’t really have a specific sweet spot that we target in terms of client size. Because of industry-wide consolidation, a natural outgrowth of that trend has been that our institutional business tends to be more heavily weighted in larger accounts. We try to dedicate significant resources to our largest clients because they generate the bulk of our institutional revenue, but we also try to pursue opportunities with small- and mid-sized firms.

Revenue Composition

14.       What percentage of your revenues are asset based versus short-term subscription based versus longer term license based?  What type of contracts runs multi-year?

In 2006, asset-based fees, which we generate from areas such as Morningstar Managed Portfolios, managed retirement accounts, and Investment Consulting, made up slightly more than 10% of our consolidated revenue. Subscription-based products, such as Principia, Premium Membership service, and print and online newsletters, generated about one-fourth of our consolidated revenue base, and contract-based revenue made up most of the remainder.

We have multi-year contracts in place for products such as Advisor Workstation Enterprise Edition, Licensed Data, Morningstar Direct, and Retirement Advice.

Sales Team

15.       What’s the size of your sales team in the U.S. and outside and how has this grown over the years?

We haven’t disclosed a breakdown of our sales team by region, but on a global basis, we had about 200 people on our sales and marketing team as of December 31, 2006. Here are some historical statistics on the size of our sales and marketing team:

Date	# of employees (approximate)
12/31/03	130
12/31/04	160
12/31/05	170
12/31/06	200

Product Plans

16.       Are there any product gaps that you need to fill in the near term?  Any others in the longer term?

We’re always looking to expand the range of products and services we provide to our three market segments, but we don’t see any major gaps in our product line at this point. Part of our strategy is to focus our product offerings on the three major platforms we’ve already built, which are Morningstar.com for individual investors, Morningstar Advisor Workstation for financial advisors, and Morningstar Direct for institutional investment research professionals.

Investment Portfolio

17.       Could you give us some details on your investment securities portfolio—specifically the ratings on the bonds and exposure to sub-prime if any?

Our investment portfolio is mainly in high-quality, short-term fixed-income securities. About 85% of the holdings in our investment portfolio have credit ratings of AAA, 13% are rated AA and 2% have A ratings. We do not have any exposure to sub-prime mortgages that we’re aware of.

Return on Invested Capital

18.       You had mentioned in one of the earlier Q&A that you were going to publish Return on Invested Capital as a metric to measure performance. Maybe I missed it but I did not find any discussion in the 2006 10-K?

After digging into this metric a bit more, we found that it doesn’t seem to work particularly well for our company because of our deferred revenue balance. Return on invested capital measures the return on the capital invested in a company’s business operations expressed in percentage terms. Historically, we’ve been able to fund our operations by using subscriber contracts and other non-interest-bearing deferred revenue sources. In effect, we’ve generally had less than zero net capital invested in our business operations, which would make return on invested capital less meaningful. So we’re no longer planning to publish information about our return on invested capital, even though we think it’s often useful in evaluating other companies.

Individual Segment

19.       Why did segment operating margins increase from the first quarter of 2007?

Operating margin for the Individual segment was 26.7% in the second quarter of 2007, compared with 22.1% in the first quarter. We had an unusually high level of marketing expense in the first quarter because we expanded marketing campaigns for several of our annual publications; as a result, the segment’s operating margin was lower than usual in the first quarter.

Morningstar.com Premium Membership Service

20.       Premium membership growth has slowed in recent quarters.  Does Morningstar need to spend more money in research and development (website design) and/or sales and marketing expense to re-accelerate the growth rate at the expense of operating margin?

We typically see slower seasonal growth in Premium memberships over the summer months, a period that includes part of the second quarter. Part of the slight decline in quarterly growth rates in Premium memberships also reflects a larger base: As circulation increases, it’s tougher to sustain earlier growth rates because it takes a larger number of subscriptions to generate the same amount of growth in percentage terms.

We are focusing intently on both research and development and sales and marketing for Morningstar.com. We’re investing in building new content, continuing to improve the site’s speed and navigation, and promoting the site to investors we haven’t previously reached.

Morningstar Equity Research

21.       Did equity research revenues grow in the quarter?  Was the growth rate primarily driven by the recent win? Was the growth rate for equity research above or below the segment internal growth rate for the quarter?

Yes, revenue for Morningstar Equity Research increased during the second quarter. The growth was driven by increased business from the existing clients who receive our equity research under the terms of the Global Analyst Research Settlement. Many of these clients now receive our research on initial public offerings, which was not part of our initial agreements.

Growth in this product was slightly below the segment’s internal growth rate for the quarter.

22.       Are you in discussions with other potential clients for equity research?

Yes, we’re always pursuing opportunities to expand our equity research to reach additional clients.

Online Advertising

23.       What was online advertising revenue as a percent of individual and/or total revenue in 2q07?  Did this segment grow faster than the segment internal growth rate?  What were the components of the growth rate?  Pricing vs volume?

We haven’t disclosed information about revenue for online ad sales on a quarterly basis. It did grow at a faster rate than the segment’s internal growth rate, driven by both pricing and volume. In 2006, Morningstar.com’s online advertising revenue increased by about 26%.

24.       I did see the advertising revenues for the last few years but what would Individual segment’s revenue growth excluding internet advertising revenue be in the two quarters?

We haven’t reported information breaking out quarterly revenue excluding online ad sales.

25.       Can you explain your strategy for growing online advertising revenues going forward?  Do you see this growing in to a relatively large contributor of revenues in future or is this something that you view more as an incidental revenue stream?

Our strategy for increasing online advertising revenue is based on continuing to upgrade Morningstar.com’s content, speed, and relevance for investors; optimizing the ad units we offer to meet the needs of advertisers; and surfacing areas of the site that are in demand by both investors and advertisers.

We don’t expect online advertising to generate the majority of our revenue base, but we do view it as an important component of our revenue stream.

26.       What is the driver of online advertising revenues?

Site traffic (including both page views and unique visitors), ad impressions served, and types of ad units are important drivers for online ad sales. Other factors such as industry-wide pricing trends, trends in advertising spending in financial services and other areas, and our ability to provide advertisers with access to a highly engaged and qualified audience also play a role in our results.

Print Publications

27.       Did the publishing revenues grow in line with the segment internal growth rate excluding Aspect Huntley for the quarter?  Were there any new product launches in 1h07 vs 1h06?  If so, were the new products the majority of the growth rate?

Total revenue from print publications (including newsletters, books, and Morningstar Mutual Funds) grew at a lower rate than the Individual segment’s internal growth rate in the second quarter of 2007, although results varied for individual products. We launched Morningstar ETFInvestor toward the end of 2006, so revenue for this product was included in the second quarter of 2007 but not in the same period in 2006. This publication has been well received, but other publications also contributed to the growth rate in this area during the quarter.

Advisor Segment

Morningstar Advisor Workstation

28.       Advisor Workstation licenses grew [by] 3,800 sequentially [in the second quarter of 2007] versus 5,200 in the same period last year. Did Advisor Workstation license experience worse than usual seasonality? Is the market slowing down? Any changes in the competitive landscape?

There are a few factors that can impact sequential growth in U.S. Advisor Workstation licenses and can result in some volatility when comparing results from different time periods. We have some Enterprise agreements with variable user counts, which vary based on changes to the contract or changes in actual usage patterns. These types of arrangements don’t always show a smooth increase over time. The maturity of a given relationship can also affect license growth. A new relationship tends to grow quickly until it reaches a critical mass, after which growth tends to slow. Finally, the timing of a new client launch (or, conversely, the cancellation of a contract with a larger number of users) can also cause variation in the number of licenses. All of these scenarios contributed to the differences in sequential license growth over the two periods you’re looking at.

Finally, as we increase our penetration among financial advisors, it does become more difficult to increase the number of licenses each quarter. Our focus in the United States is on increasing revenue per advisor as well as continuing to increase total licenses.  In fact, several of the more significant deals we’ve signed so far this year have been upgrades to existing relationships.  Some of these won’t result in additional users in our published user counts, but would raise fees on a per-user basis.

29.       What was the average revenue per advisor workstation license in the quarter?

Average revenue per Advisor Workstation license was about $260 in second quarter, compared with about $240 in the second quarter of 2006. As we’ve mentioned before, this average reflects a broad range of pricing. Pricing for full site licenses is substantially higher (closer to $2,500), while licenses that only allow advisors to access a small subset of the total functionality are priced lower on a per-user basis (less than $100).

30.       Advisor Workstation (Office) edition seems much more pricey than the Enterprise edition—I guess since the number of users makes up for lower pricing at the Enterprise client.  Assuming similar functionality, how many Enterprise users do you need to equate to revenues in a single Office edition?

The functionality between Office Edition and Enterprise Edition is actually fairly different. Office Edition is a complete practice management platform for independent financial advisors, so this system includes additional functionality such as additional investment universes, portfolio accounting and reporting, contact management, scheduling and document management, and archived documents.

The target markets for these two editions are also separate, with Enterprise tailored to financial advisors affiliated with a brokerage or clearing firm and Office meant for independent financial advisors.

In light of these differences, we’re not sure it makes sense to look at pricing on these two products in exactly the same way. That said, we typically charge $5,000 per license for Office Edition and our average revenue per license for fuller-capability versions of Enterprise Edition is about $2,500, so we need about two Enterprise licenses to earn the same revenue as we do for an Office Edition, or more for licenses that only cover tools or a similarly small subset of the complete Workstation functionality.

Morningstar Advisor Workstation versus Morningstar Direct

31.       Help me understand the differences in functionality between Morningstar Direct and the Advisor Workstation.  Is it more or less similar with the primary difference in the end user?

These two products have different end users, but there are also some important differences in functionality and product features. Morningstar Direct is tailored to meet the needs of institutional clients and gives users access to the most complete range of Morningstar data, research, and proprietary statistics. Morningstar Advisor Workstation is tailored to meet the needs of financial advisors and contains research, sales, financial planning, and client communications tools.  Compliance with NASD (FINRA) standards (which we believe are key issues for financial advisors) is also an important element of Workstation.

A few of the features specific to Morningstar Direct are:

•                  comprehensive data on funds based in Canada, Hong Kong, China, Taiwan, Singapore, and Australia

•                  custom report-building and display features

•                  stock ownership databases

•                  customized peer group analysis

•                  more advanced holdings- and returns-based style analysis

•                  tools that allow users to deconstruct the Morningstar Rating and Morningstar Style Box

•                  data on underlying stock, fund, and money market holdings for variable annuities

•                  cash flow data for investments registered in the United States

Principia

32.       Why did Principia subscriptions grow year over year and sequentially?  Have there been upgrades that make the product more attractive to the advisor?  What was the average revenue/sub in the quarter?

We’ve introduced two new modules for Principia: Asset Allocation and Presentations & Education. Because we count each module as a separate subscription, the introduction of these modules contributed to subscription growth in the second quarter. Average revenue per Principia subscriber was about $1,200 in the second quarter of 2007.

33.       In terms of functionality and freshness of data, Advisor Workstation I guess is superior over Principia.  Yet this is not so apparent in the pricing?

For licenses that allow users to access the full range of Advisor Workstation functionality, our pricing is typically similar to or higher than what we charge for Principia. We price common functionality sold through Principia and Advisor Workstation very similarly. Our Principia bundled suite (which includes all Principia modules) is priced at $2,945, while a complete Advisor Workstation Enterprise version (comparable in functionality to the Principia Suite) may be priced in the $2,500 range.  As we’ve mentioned, the Advisor Workstation Office edition is priced at $5,000 and includes a number of other capabilities not available in Principia or Workstation Enterprise. User volume also plays a role in pricing. Because we have more ‘bulk’ purchasers of Advisor Workstation Enterprise and we sell subsets of Advisor Workstation capability, the average price per user tends to be lower than that of Principia.

Morningstar Managed Portfolios

34.       How did your managed portfolios perform in 2q07 and ytd07 versus their benchmarks?

Gross of fees, the asset allocation portfolios included in our Managed Portfolios program had total returns that were about 40 to 150 basis points above their blended benchmarks for the first six months of 2007. Net of the maximum program fees, performance ranged from 34 basis points below the blended benchmark to 80 basis points ahead of the benchmark.

For the Focused Strategies, net returns for most of the portfolios were ahead of their blended benchmarks for the first six months of the year. However, returns net of maximum fees for our Foreign Equity portfolio were about 150 basis points behind the blended benchmark, mainly because some of the underlying funds were positioned conservatively during a very strong market environment.

Note: The portfolio performance figures stated above pertain to performance of actual portfolios seeded by Morningstar Investment Services which are allocated according to the corresponding model allocation of the various investment strategies. Actual client performance may differ from these seeded portfolios due to a variety of factors, such as inception date or timing of transactions in the client portfolio.  Benchmark performance figures pertain to blended benchmarks applicable to each portfolio strategy and are not based on one particular index. Benchmark performance figures are gross of program fees.

35.       How many wholesalers do you have selling the managed portfolios?

We have eight regional sales directors for our managed portfolios service.

Institutional Segment

36.       Why did revenues in the institutional segment decline sharply in Q3:06?

They didn’t. Institutional segment increased 60.3% year over year and about 12% sequentially during that quarter.

Morningstar Direct

37.       What was the average revenue per Morningstar Direct license?  How does that number compare to 2q06 and/or 4q06?

Average annual revenue per license for Morningstar Direct was roughly $8,800 in the second quarter of 2007, and it was at about the same level in the periods you mentioned.

Licensed Data

38.       Has licensed data fallen to below 10% of revenue for the company?  Is this segment growing year over year?

No, Licensed Data has not fallen below 10% of total consolidated revenue. This product has continued to post revenue growth both year over year and sequentially.

Managed Retirement Accounts

39.       Why did AUM [assets under management] for retirement accounts and investment consulting grow so much sequentially?  Inflows, new platforms, market appreciation?

We had strong net inflows for existing client portfolios in our Investment Consulting area and managed retirement accounts. In addition, some client portfolios that were previously under flat-fee arrangements reached the asset level under which we’re paid based on assets under management, so we now include these accounts as part of our assets under advisement.

Although asset growth among existing clients was the biggest driver behind growth in assets under management and advisement, market appreciation and new business also contributed to higher levels of assets.

40.       I see that you are one of the largest players in the managed retirement account market.  Can you provide some additional details on this marketplace?

Managed retirement accounts are part of the suite of services we provide for tax-deferred retirement plans. Retirement plan participants who elect to use these accounts can delegate management of their retirement-plan portfolios to a team of investment professionals from Morningstar Associates or Ibbotson Associates. As of the end of 2006, assets invested in 401(k) plans totaled more than $2.5 trillion. There are several additional companies who provide managed retirement account services, including Financial Engines, ProManage, GuidedChoice, and Smith Barney. Cerulli Associates estimated that industry-wide assets in managed retirement accounts totaled about $25 billion as of September 30, 2006.

41.       Who are the major clients of the managed retirement accounts?

For Morningstar Associates, our managed retirement account clients include New York Life and Wachovia. For Ibbotson Associates, some of our key clients include AIG, Merrill Lynch, Great West, and TIAA-CREF.

42.       How many new platforms have you added ytd 07?

We currently have relationships with a total of 32 plan providers through Morningstar Associates and Ibbotson Associates, compared with 31 at the beginning of the year.

Media Clients

43.       When you say AOL and Yahoo are your data clients do you mean that their web pages related to finance and investing such as Yahoo Finance utilize your databases?  If that is the case, how does the pricing work?

Yes, sites such as Yahoo! Finance and AOL Personal Finance (as well as other sites like Google and MSN) license some of Morningstar’s data for use on their Web sites. The pricing is customized for each client but generally varies based on the scope of the data provided, the amount of customized programming and technical support required, and the audience for the licensing site.

44.       What type of products and services do you provide the media industry clients within your Institutional segment?

We provide media industry clients with two main product offerings: data feeds and Licensed Tools and Content. We provide investment data for many investment Web sites, including MSN Money, Yahoo! Finance, and AOL Personal Finance. We also have media clients who use our investment data in newspapers and other print publications, such as The New York Times and the Los Angeles Times. Through Licensed Tools and Content, we provide media clients with Web-based tools and editorial content that they license for use on their Web sites.

Investment Consulting

45.       How do you price your services in the investment consulting business?

Pricing for our consulting services is generally customized by client and is based on the scope of work and the level of service required. For agreements where we act as a portfolio construction manager for a mutual fund or variable annuity, we receive asset-based fees. This pricing model applies to the majority of the consulting work we do for funds of funds.

46.       I would have expected that the Investment Consulting business to be relatively more people intensive and less scalable thereby lowering Institutional segment’s margin a bit. But margin in this segment has been expanding even while Investment Consulting business is growing?

Much of our business in Investment Consulting is based on assets under management and is significantly more scalable than the consulting model you might have in mind. Because growth in our Investment Consulting business has been driven to a great extent by asset growth among existing clients, we’ve been able to reap the benefits of increased revenue without needing to increase staffing costs at the same rate.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MORNINGSTAR, INC.

Date: September 7, 2007	By:	/s/ Scott Cooley
	Name:	Scott Cooley
	Title:	Chief Financial Officer